EXHIBIT 99.1

Calgon Carbon Announces Second Quarter Results

          PITTSBURGH, July 24 /PRNewswire-FirstCall/ -- Calgon Carbon Corporation (NYSE: CCC) announced results for the second quarter ended June 30, 2006.

          Consistent with the company’s strategic decision to focus on its core business, the charcoal and solvent recovery operations were sold in February and April 2006, respectively.  Therefore, these two businesses are presented as discontinued operations.

          Net sales from continuing operations for the second quarter of 2006 were $80.5 million versus second quarter 2005 sales of $77.7 million, a 3.7% increase.  Currency translation did not have a significant impact on sales for the quarter.

          Results for the quarter included a pre-tax gain of $4.9 million related to an insurance settlement for property damage at the company’s Pearl River plant which was caused by Hurricane Katrina in 2005.

          For the second quarter of 2006, income from operations was $3.0 million versus $0.9 million for the comparable period in 2005.  The company reported net income of $4.0 million for the second quarter of 2006 as compared to $2.0 million for the second quarter of 2005.

          Net income for the second quarter of 2006 consisted of income from continuing operations of $3.7 million and income from discontinued operations of $0.3 million.  Results for the quarter included an after-tax gain of $0.3 million from the sale of the company’s solvent recovery business.  The company also recorded a tax benefit of $2.4 million for the second quarter of 2006 which includes a change in estimate of the company’s full-year 2006 results based on the first six months’ actual results.

          Net income of $2.0 million for the second quarter of 2005 consisted of income from continuing operations of $0.2 million and income from discontinued operations of $1.8 million.

          For the second quarter of 2006, the company reported fully diluted earnings per share of $0.10, consisting of income from continuing operations of $0.09 and income from discontinued operations of $0.01.  Fully diluted earnings per share for the comparable period in 2005 were $0.05, consisting of $0.00 from continuing operations and $0.04 from discontinued operations.

          For the second quarter of 2006, sales for the Activated Carbon and Service segment increased by 5.5% versus the second quarter of 2005.  Sales of activated carbon were strong in both Asia and Europe.  Service sales for the removal of perchlorate from groundwater and odor control-related service sales were higher than the second quarter of 2005.

          Equipment sales for the second quarter of 2006 declined by 15.4% due to lower sales of systems for perchlorate removal from ground water and for municipal odor control.

          Consumer sales were 40.4% higher than in the second quarter of 2005.  The increase was attributable to stronger demand for both activated carbon cloth and the company’s PreZerve(R) tarnish prevention products.

          Net sales less the cost of products sold as a percentage of net sales for the second quarter of 2006 was 25.5%, versus 27.8% for the second quarter of 2005.  The decline was primarily the result of higher inventory costs brought about by higher raw material and energy costs and manufacturing inefficiencies, which occurred principally in the first quarter of 2006.

          Selling, administrative and research expenses in the second quarter of 2006 were $17.6 million versus $15.2 million for the second quarter of 2005. The increase was primarily attributable to litigation expenses related to the company’s patent for the use of ultraviolet light to prevent infection from Cryptosporidium in drinking water. Legal expense was $3.4 million in the second quarter of 2006, versus $1.5 million in the second quarter of 2005.

          Net sales from continuing operations for the six months ended June 30, 2006 were $157.1 million, versus $150.7 million for the comparable period in 2005, an increase of 4.2%.  Foreign currency translation had a $1.7-million negative impact on sales for the first six months of 2006 due to the weaker Euro and the British Pound Sterling.

          For the six months ended June 30, 2006, income from operations was $1.8 million, versus a loss of $3.7 million for the first half of 2005.  Net income for the first half of 2006 was $4.0 million and included $0.6 million from continuing operations and $3.3 million from discontinued operations.  Results for the first half of 2006 included an after-tax gain of $3.7 million on the sales of the company’s charcoal and solvent recovery businesses.  Results for the first half of 2005 included an impairment charge of $2.2 million for the cancellation of the construction of a reactivation facility on the U.S. Gulf Coast.  The company reported a net loss of $1.4 million for the first half of 2005 which included a $4.2-million loss from continuing operations and income of $2.8 million from discontinued operations.

          Fully diluted earnings per share for the six months ended June 30, 2006 were $0.10, consisting of $0.02 from continuing operations and $0.08 from discontinued operations.  Loss per share on a fully diluted basis for the comparable period in 2005 was $0.04, consisting of a loss per share from continuing operations of $0.11 and income per share from discontinued operations of $0.07.

          As of June 30, 2006, the company remained in default of its U.S. credit facility.  Therefore, it continues to classify the borrowings outstanding on that facility as short-term debt.  The company is evaluating several options to restructure its credit facility.

          Calgon Carbon’s board of directors did not declare a quarterly dividend.

          Commenting on the results, John Stanik, Calgon Carbon’s president and chief executive officer, said, “The quarterly results were complex, reflecting both positives and negatives.  The year-over-year sales growth in the Carbon and Service and Consumer businesses, is encouraging and indicates progress in our efforts to strengthen our core business.   However, the trend in lower demand for perchlorate removal systems continues to have a negative impact on the Equipment segment’s revenue.  On the expense side, continuing higher legal fees, which were expected, had a significant negative impact on the quarter. However, the settlement of part of our insurance claim had a significant positive impact on the quarter.”

          Turning to the future, Mr. Stanik said, “Consistent with our ongoing efforts to improve financial results by strengthening the Carbon and Service business, the commercial group of that business will be reorganized in the third quarter.  The reorganization will include the elimination of about 30 positions.  It will result in severance expense in the third quarter of approximately $1.3 million and annualized reduction in SG&A of approximately $3.3 million.  The reorganization is expected to result in a sales and marketing effort that provides more intense focus on our core products and major growth opportunities.”

          Calgon Carbon Corporation, headquartered in Pittsburgh, Pennsylvania, is a global leader in services and solutions for making air and water cleaner and safer.

          The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. This document contains certain statements that are forward-looking relative to the company’s future strategy and performance. They involve known and unknown risks and uncertainties that may cause the company’s actual results in future periods to be materially different from any future performance.

Calgon Carbon Corporation
Condensed Consolidated Statement of Income
(Dollars in thousands except per share data)
(Unaudited)

	Quarter Ended June 30,		Six Months Ended June 30,

	2006	2005	2006	2005

Net Sales	$80,510	$77,658	$157,089	$150,713
Cost of Products Sold	59,962	56,091	117,373	108,907
Depreciation and Amortization	4,794	5,408	9,592	10,955
Selling, Administrative & Research	17,611	15,155	33,180	32,056
Gain from Property Insurance Settlement	(4,899)	—	(4,899)	—
Gulf Coast Facility Impairment Charge	—	—	—	2,158
Restructuring Charge	1	106	7	358
	77,469	76,760	155,253	154,434
Income (Loss) from Operations	3,041	898	1,836	(3,721)
Interest Income (Expense) - Net	(1,290)	(1,026)	(2,778)	(1,937)
Other Income (Expense) - Net	(514)	(244)	(1,358)	(632)
Income (Loss) from Continuing Operations Before Income Taxes, Equity Income (Loss) and Minority Interest	1,237	(372)	(2,300)	(6,290)
Income Tax Benefit	(2,446)	(215)	(2,761)	(1,482)
Income (Loss) from Continuing Operations Before Equity Income (Loss) and Minority Interest	3,683	(157)	461	(4,808)
Equity Income (Loss) from Equity Investments	(24)	350	164	623
Minority Interest	1	—	16	—
Income (Loss) from Continuing Operations	3,660	193	641	(4,185)
Income from Discontinued Operations	306	1,803	3,323	2,772
Net Income (Loss)	$3,966	$1,996	$3,964	$(1,413)
Net Income (Loss) per Common Share
Basic:
Income (Loss) from Continuing Operations	$.09	$.00	$.02	$(.11)
Income from Discontinued Operations	$.01	$.05	$.08	$.07
Net Income (Loss)	$.10	$.05	$.10	$(.04)
Diluted:
Income (Loss) from Continuing Operations	$.09	$.00	$.02	$(.11)
Income from Discontinued Operations	$.01	$.04	$.08	$.07
Net Income (Loss)	$.10	$.05	$.10	$(.04)
Weighted Average Shares Outstanding (Thousands)
Basic	39,876	39,485	39,865	39,346
Diluted	40,077	40,094	40,093	39,346

Calgon Carbon Corporation
Condensed Consolidated Balance Sheet
(Dollars in thousands)
(Unaudited)

	June 30, 2006	December 31, 2005

ASSETS
Current assets:
Cash and cash equivalents	$4,484	$5,446
Receivables	56,567	51,224
Inventories	69,326	67,655
Other current assets	22,872	19,935
Assets held for sale	—	21,340
Total current assets	153,249	165,600
Property, plant and equipment, net	108,977	108,745
Other assets	73,349	73,523
Total assets	$335,575	$347,868
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Short-term debt	$67,112	$—
Liabilities held for sale	—	6,683
Other current liabilities	60,799	62,614
Total current liabilities	127,911	69,297
Long-term debt	2,925	83,925
Other liabilities	46,798	44,086
Total liabilities	177,634	197,308
Minority interest	—	—
Total shareholders’ equity	157,941	150,560
Total liabilities and shareholders’ equity	$335,575	$347,868

Calgon Carbon Corporation

Segment Data - Continuing Operations:

Segment Sales	2Q06	2Q05	YTD 2006	YTD 2005

Carbon and Service	67,435	63,906	132,620	123,233
Equipment	9,446	11,168	17,887	21,361
Consumer	3,629	2,584	6,582	6,119
Total Sales (thousands)	$80,510	$77,658	$157,089	$150,713

Segment Operating Income (loss)*	2Q06	2Q05	YTD 2006	YTD 2005

Carbon and Service	9,061	6,582	14,109	10,341
Equipment	(2,013)	(136)	(3,672)	(886)
Consumer	788	(34)	998	295
Total Income (Loss) from continuing operations (thousands)	$7,836	$6,412	$11,435	$9,750

*Before depreciation, amortization, and restructuring charges

SOURCE  Calgon Carbon Corporation
          -0-                                                   07/24/2006
          /CONTACT: Gail Gerono, vice president, investor relations, +1-412-787-6795/
          /Web site:   http://www.calgoncarbon.com/